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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                   SCHEDULE TO
                                 (RULE 14D-100)
            TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                             CONCENTREX INCORPORATED
                       (Name of Subject Company (Issuer))

                             JOHN H. HARLAND COMPANY

                                       and

                              JH ACQUISITION CORP.
                                    (Bidders)
            (Names of Filing Persons (Identifying Status as Offeror,
                            Issuer or Other Person))

                      COMMON STOCK, NO PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    12525N100
                      (CUSIP Number of Class of Securities)

                             John H. Harland Company
                                2939 Miller Road
                             Decatur, Georgia 30035
                           Attn: John C. Waters, Esq.
                            Telephone: (770) 593-5617
            (Name, Address and Telephone Numbers of Person Authorized
     to Receive Notices and Communications on Behalf of the Filing Persons)

                                   Copies to:

                              Alan J. Prince, Esq.
                             Mark E. Thompson, Esq.
                                 King & Spalding
                              191 Peachtree Street
                             Atlanta, Georgia 30303
                            Telephone: (404) 572-4600


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                            CALCULATION OF FILING FEE
       Transaction Valuation:                       Amount of Filing Fee:
           Not Applicable                               Not Applicable

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[ ]      Check the box if any part of the fee is offset as provided by Rule
         0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: ______________           Filing Party: _____________

Form or Registration No.: ____________           Date Filed: _______________

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         Check the appropriate boxes below to designate any transactions to which the statement relates:

         [X]     third-party tender offer subject to Rule 14d-1.

         [ ]     issuer tender offer subject to Rule 13e-4.

         [ ]     going-private transaction subject to Rule 13e-3.

         [ ]     amendment to Schedule 13D under Rule 13d-2.

         Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]


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ITEM 12.      EXHIBITS

99(a)(1) Text of press release issued by John H. Harland Company dated July 17, 2000.

99(a)(2) Text of press release issued by Concentrex Incorporated dated July 17, 2000.

99(a)(3) Text of script for John H. Harland Company analyst conference call dated July 17, 2000.


Exhibit
Number      Exhibit Name
------      ------------
99(a)(1)    Text of press release issued by John H. Harland Company dated July
            17, 2000.

99(a)(2)    Text of press release issued by Concentrex Incorporated dated July
            17, 2000.

99(a)(3) Text of script for John H. Harland Company analyst conference call dated July 17, 2000.